EXHIBIT 21
Current Subsidiaries of Standard Management Corporation
Standard Marketing Corporation
Standard Management Corporation Charitable Trust, Inc.
Savers Marketing Corporation
Standard Administrative Services, Inc.
Standard Management Financial Corporation
Premier Life (Bermuda) Ltd.
U. S. Health Services Corporation
Home Med Channel, Inc.
PCA, LLC
Homedoc Corporation
Apothecary Solutions Corporation
Precision Healthcare, Inc.
Long Term Rx, Inc.
Galloway Acquisition Corporation
SVS Acquisition Corporation
ICare Holding Company
In-House Acquisition Corporation